                                                                     EXHIBIT 4.1

                                                                  EXECUTION COPY

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                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                              TEMPLE-INLAND INC.,


                      TEMPLE-INLAND ACQUISITION CORPORATION


                                      and


                         GAYLORD CONTAINER CORPORATION


                          Dated as of January 21, 2002


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                                TABLE OF CONTENTS
                                                                    Page
                                                                    ----
ARTICLE I

   THE OFFER .....................................................   3
      Section 1.1    The Offer ...................................   3
      Section 1.2    The Notes Tender Offers .....................   4
      Section 1.3    Company Action ..............................   7
      Section 1.4    Directors ...................................   9

ARTICLE II

   THE MERGER ....................................................  11
      Section 2.1    The Merger ..................................  11
      Section 2.2    Closing  ....................................  11
      Section 2.3    Effective Time  .............................  11
      Section 2.4    Effects of the Merger .......................  11
      Section 2.5    Certificate of Incorporation and By-Laws ....  12
      Section 2.6    Directors ...................................  12
      Section 2.7    Officers ....................................  12

ARTICLE III

   CONVERSION OF SECURITIES  .....................................  12
      Section 3.1    Effect on Capital Stock  ....................  12
      Section 3.2    Exchange of Certificates ....................  13
      Section 3.3    Dissenting Shares ...........................  15
      Section 3.4    Company Options .............................  15
      Section 3.5    Company Warrants ............................  16

ARTICLE IV

   REPRESENTATIONS AND WARRANTIES OF THE COMPANY .................  17
      Section 4.1    Organization, Standing and Corporate Power ..  17
      Section 4.2    Subsidiaries ................................  18
      Section 4.3    Capital Structure ...........................  18

                                        i

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      Section 4.4    Authority; Noncontravention; Filings and
                     Consents ............................................... 19
      Section 4.5    Vote Required .......................................... 21
      Section 4.6    Company SEC Documents; Financial Statements; No
                     Undisclosed Liabilities ................................ 21
      Section 4.7    Information Supplied ................................... 22
      Section 4.8    Books and Records ...................................... 23
      Section 4.9    Inventory .............................................. 23
      Section 4.10   Absence of Certain Changes or Events ................... 23
      Section 4.11   Litigation ............................................. 24
      Section 4.12   Employee Benefit Plans; ERISA .......................... 24
      Section 4.13   Taxes .................................................. 30
      Section 4.14   State Takeover Statutes; Rights Agreement .............. 34
      Section 4.15   Brokers; Schedule of Fees and Expenses ................. 34
      Section 4.16   Permits; Compliance with Laws .......................... 35
      Section 4.17   Environmental Matters .................................. 35
      Section 4.18   Contracts; Debt Instruments ............................ 37
      Section 4.19   Title to Properties .................................... 39
      Section 4.20   Labor and Employment Difficulties....................... 39
      Section 4.21   Opinions of Financial Advisors.......................... 40
      Section 4.22   Interests of Officers and Directors..................... 40
      Section 4.23   Intellectual Property................................... 40
      Section 4.24   Insurance............................................... 43
      Section 4.25   Customers and Suppliers................................. 43
      Section 4.26   Regulation as a Utility................................. 44
      Section 4.27   Qualifying Facility..................................... 44
      Section 4.28   Modification of Employment Arrangements................. 44

ARTICLE V

   REPRESENTATIONS AND WARRANTIES OF PARENT
   AND MERGER SUBSIDIARY.................................................... 44
     Section 5.1    Organization, Standing and Corporate Power.............. 45
     Section 5.2    Authority; Noncontravention; Filings and Consents....... 45
     Section 5.3    Information Supplied.................................... 46
     Section 5.4    Brokers................................................. 47
     Section 5.5    No Prior Activities; Assets of Merger Subsidiary........ 47
     Section 5.6    Sufficient Funds........................................ 47


                                       ii
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ARTICLE VI

   COVENANTS OF THE COMPANY ................................................  48
     Section 6.1    Conduct of Business ....................................  48
     Section 6.2    State Takeover Statutes ................................  52
     Section 6.3    Access to Information ..................................  52
     Section 6.4    No Solicitation by the Company .........................  53
     Section 6.5    Litigation .............................................  55
     Section 6.6    Rights Agreement .......................................  55

ARTICLE VII

   COVENANTS OF PARENT AND MERGER SUBSIDIARY ...............................  55
     Section 7.1    Indemnification ........................................  55
     Section 7.2    Obligations of Merger Subsidiary .......................  56
     Section 7.3    Employees ..............................................  57

ARTICLE VIII

   ADDITIONAL AGREEMENTS ...................................................  59
     Section 8.1    Stockholder Approval; Preparation of Company Proxy
                    Statement ..............................................  59
     Section 8.2    HSR Act Filings; Reasonable Efforts; Notification ......  61
     Section 8.3    Public Announcements ...................................  63
     Section 8.4    Confidentiality ........................................  64

ARTICLE IX

   CONDITIONS PRECEDENT ....................................................  64
     Section 9.1    Conditions to Each Party's Obligation to Effect the
                    Merger  ................................................  64

ARTICLE X

   TERMINATION  ............................................................  65
     Section 10.1   Termination ............................................  65
     Section 10.2   Effect of Termination ..................................  66

ARTICLE XI

   GENERAL PROVISIONS ....................................................... 67
      Section 11.1   Fees and Expenses ...................................... 67
      Section 11.2   Amendment and Modification  ............................ 68
      Section 11.3   Extension; Waiver ...................................... 68
      Section 11.4   Nonsurvival of Representations and Warranties .......... 68
      Section 11.5   Notices ................................................ 68
      Section 11.6   Interpretation ......................................... 69
      Section 11.7   Counterparts ........................................... 70
      Section 11.8   Entire Agreement; No Third-Party Beneficiaries ......... 70
      Section 11.9   Governing Law .......................................... 70
      Section 11.10  Assignment ............................................. 70
      Section 11.11  Enforcement ............................................ 70
      Section 11.12  Severability ........................................... 71

Annex I .................................................................... I-1

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                               LIST OF DEFINED TERMS

9-3/4% Senior Notes .........................................................  1
9-3/4% Senior Notes Tender Offer ............................................  1
9-3/8% Senior Notes .........................................................  1
9-3/8% Senior Notes Tender Offer ............................................  1
Acquisition Proposal ........................................................ 55
Agreement ...................................................................  1
Antitrust Laws .............................................................. 61
Appointment Date ............................................................ 48
Balance Sheet ............................................................... 23
Benefit Plans  .............................................................. 25
Certificate of Merger ....................................................... 11
Certificates ................................................................ 13
Closing ..................................................................... 11
Closing Date ................................................................ 11
Code ........................................................................ 25
Company .....................................................................  1
Company Board ...............................................................  2
Company Class B Stock ....................................................... 18
Company Common Stock ........................................................  1
Company Disclosure Schedule ................................................. 18
Company Intellectual Property ............................................... 40
Company Material Adverse Effect ............................................. 17
Company Preferred Stock ..................................................... 18
Company Proxy Statement ..................................................... 21
Company SEC Documents ....................................................... 21
Company Stockholder Vote .................................................... 19
Company Stockholders Meeting ................................................ 60
Company Warrant ............................................................. 16
Confidentiality Agreement ................................................... 64
Consents .................................................................... 20
D&O Insurance ............................................................... 56
DGCL ........................................................................  2
Effective Time .............................................................. 11
Environmental Claim ......................................................... 36
Environmental Law ........................................................... 36
ERISA ....................................................................... 25
ERISA Affiliate ............................................................. 24
ERISA Plans ................................................................. 25
Exchange Act ................................................................  4
Exchange Fund ............................................................... 13

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
Fully Diluted Shares ........................................................  3
GAAP ........................................................................ 22
Governmental Entity ......................................................... 20
Hazardous Substance ......................................................... 36
HSR Act ..................................................................... 21
Indemnified Parties ......................................................... 56
Indentures ..................................................................  5
Independent Directors ....................................................... 10
License Agreements .......................................................... 41
Liens ....................................................................... 18
Merger ...................................................................... 11
Merger Consideration ........................................................ 13
Merger Subsidiary ...........................................................  1
Minimum Condition ...........................................................  3
Minimum Note Condition ......................................................  5
Noteholders .................................................................  6
Notes .......................................................................  1
Notes Offer to Purchase .....................................................  5
Notes Tender Offers .........................................................  1
Notes Tender Offers Documents ...............................................  6
Offer .......................................................................  1
Offer Documents .............................................................  4
Option Plans  ............................................................... 16
Order ....................................................................... 62
Parent ......................................................................  1
Parent Material Adverse Effect .............................................. 45
Paying Agent ................................................................ 13
PBGC ........................................................................ 26
Permits ..................................................................... 35
Proposed Amendments .........................................................  7
Recommendations .............................................................  8
Rights  ..................................................................... 18
Rights Agreement ............................................................ 18
Schedule 14D-9  .............................................................  8
SEC  ........................................................................  4
Securities Act .............................................................. 21
Senior Notes ................................................................  1
Senior Subordinated Notes  ..................................................  1
Senior Subordinated Notes Tender Offer ......................................  1
Shares  .....................................................................  1
Software .................................................................... 41
Stock Option Agreement ......................................................  2
Stockholders ................................................................  2

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
Stockholders Agreement .....................................................   2
Subsidiary .................................................................  17
Superior Proposal ..........................................................  55
Supplemental Indentures ....................................................   6
Surviving Corporation ......................................................  11
Tax Returns ................................................................  30
Termination Fee ............................................................  67
Trade Secrets ..............................................................  40
Trademarks .................................................................  40
Trustee ....................................................................  16
WARN Act ...................................................................  40

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
                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

               THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 21, 2002, is by and among Temple-Inland Inc., a Delaware corporation ("Parent"), Temple-Inland Acquisition Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Parent ("Merger Subsidiary"), and Gaylord Container Corporation, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

               WHEREAS, the Board of Directors of each of Parent, Merger Subsidiary and the Company have unanimously approved the acquisition of the Company by Parent and Merger Subsidiary;

               WHEREAS, in furtherance of such acquisition, it is proposed that Merger Subsidiary shall make a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of Class A Common Stock, par value $.0001 per share (the "Company Common Stock"), of the Company (the "Shares"), including the associated Rights (defined below in Section 4.3), in accordance with the terms provided in this Agreement;

               WHEREAS, in furtherance of such acquisition, it is proposed that simultaneously with the commencement of the Offer, Parent or its designee shall make (i) a tender offer (the "9-3/8% Senior Notes Tender Offer") for all of the $200 million aggregate principal amount at maturity of the Company's outstanding 9-3/8% Senior Notes due 2007 (the "9-3/8% Senior Notes"); (ii) a tender offer (the "9-3/4% Senior Notes Tender Offer") for all of the $225 million aggregate principal amount at maturity of the Company's outstanding 9-3/4% Senior Notes due 2007 (the "9-3/4% Senior Notes," and, together with the 9-3/8% Senior Notes, the "Senior Notes"), and (iii) a tender offer (the "Senior Subordinated Notes Tender Offer," and, together with the 9-3/8% Senior Notes Tender Offer and the 9-3/4% Senior Notes Tender Offer, the "Notes Tender Offers") for all of the $250 million aggregate principal amount at maturity of the Company's outstanding 9- 7/8% Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes," and, together with the Senior Notes, the "Notes");

               WHEREAS, consummation of the Offer is expressly conditioned upon consummation of each of the Notes Tender Offers;

               WHEREAS, in furtherance of such acquisition, the Board of each of Parent, Merger Subsidiary and the Company have approved this Agreement and the Merger (as defined in Section 2.1) following the Offer in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth herein;

               WHEREAS, the Board of Directors of the Company (the "Company Board"), following the unanimous recommendation of the Independent Special Committee of the Company Board established to review the Offer and the Merger, has determined that the consideration to be paid for each Share in connection with the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares accept the Offer and approve this Agreement and each of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein;

               WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Subsidiary to enter into this Agreement, Parent and certain stockholders of the Company (collectively, the "Stockholders") are entering into an agreement, dated as of the date hereof (the "Stockholders Agreement") pursuant to which the Stockholders will agree to tender all of their Shares in the Offer and to take certain other actions in furtherance of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in the Stockholders Agreement; and

               WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Subsidiary to enter into this Agreement, the Company, is entering into a Stock Option Agreement, dated as of the date hereof (the "Stock Option Agreement"), with Parent and Merger Subsidiary pursuant to which the Company is granting to Merger Subsidiary an option to purchase Shares upon the terms and subject to the conditions set forth in the Stock Option Agreement.

               NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Subsidiary and the Company hereby agree as follows:



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

                                    ARTICLE I

                                    THE OFFER

               Section 1.1 The Offer. (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 10.1 and (ii) none of the events set forth in Annex I hereto shall have occurred or be existing and not have been waived, Merger Subsidiary shall, not later than five business days from the first public announcement of the execution of this Agreement, commence the Offer. Each Share (including the associated Right) accepted by Merger Subsidiary in accordance with the Offer shall be purchased for $1.17, net to the seller in cash, without interest. The Offer shall be subject to the conditions
(i) that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Parent and Merger Subsidiary, represents at least two thirds of the total number of outstanding Shares, assuming the exercise of all outstanding warrants, options, rights and convertible securities (if any) (other than the Rights, Parent's option to acquire Company Common Stock pursuant to the Stock Option Agreement, to the extent not then exercised and options cancelled pursuant to Section 3.4(a) hereof) and the issuance of all Shares that the Company is obligated to issue pursuant thereto (such total number of outstanding Shares being hereinafter referred to as the "Fully Diluted Shares") (the "Minimum Stock Condition"), (ii) that Parent shall have simultaneously accepted for payment Notes in each of the Notes Tender Offers, and (iii) that the other conditions set forth in Annex I hereto shall have been satisfied or waived. Parent and Merger Subsidiary expressly reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that, without the written consent of the Company, no change may be made which changes the form or amount of consideration to be paid (other than by adding consideration), imposes conditions to the Offer in addition to those set forth in Annex I or changes or waives the Minimum Stock Condition or amends any other term of the Offer in a manner materially adverse to the holders of Shares. If on the initial scheduled expiration date of the Offer, which shall be no earlier than 20 business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, Merger Subsidiary may, from time to time, in its sole discretion, extend the expiration date; provided that without the prior written consent of the Company, Merger Subsidiary may not extend the Offer beyond March 15, 2002 (except that Parent may extend the expiration date of the Offer after March 15, 2002 as required to comply with any rule, regulation or interpretation of the SEC). Subject to the terms and conditions of the Offer, Parent shall cause Merger Subsidiary to accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer. In addition,

Merger Subsidiary may extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than 20 business days to meet the objective (which is not a condition to the Offer) that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration date of the Offer (as so extended) and not withdrawn a number of Shares, which together with Shares then owned by Parent and Merger Subsidiary, represents at least 90% of the Fully Diluted Shares.

               (b) As soon as practicable after the date of this Agreement, and not later than five business days from the first public announcement of the execution of this Agreement, Parent shall, and Parent shall cause Merger Subsidiary to, file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO (together with any amendments or supplements thereto and any other filings pursuant to which the Offer will be made, the "Offer Documents"). Parent, Merger Subsidiary and the Company each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Parent and Merger Subsidiary agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC. In addition, Parent and Merger Subsidiary agree to provide the Company and its counsel with any comments, whether written or oral, that Parent or Merger Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

               Section 1.2 The Notes Tender Offers. (a) Provided that this Agreement shall not have been terminated in accordance with Section 10.1 and none of the events or circumstances set forth in Annex I hereto shall have occurred and be existing and not have been waived, Parent agrees that it or its designee will commence the Notes Tender Offers as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the first public announcement of the execution hereof. The aggregate consideration payable to each holder of Notes pursuant to the Notes Tender Offers shall be an amount in cash set forth in the Offer to Purchase and Consent Solicitation Statement made by Parent in connection with the Notes Tender Offers attached as Exhibit A hereto as amended from time to time (the "Notes Offer to Purchase"). In connection with the Notes Tender Offers, Parent intends to solicit consents to amend, eliminate or waive certain sections of the Indenture relating to the 9-3/8% Senior



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

Notes, dated as of February 23, 1998 among the Company, the guarantors party thereto and State Street Bank and Trust Company, as trustee, the Indenture relating to the 9-3/4% Senior Notes, dated as of June 12, 1997 among the Company, the guarantors party thereto and State Street Bank and Trust Company, successor in interest to Fleet National Bank, as trustee, and the Indenture relating to the Senior Subordinated Notes, dated as of February 23, 1998 among the Company, the guarantors party thereto and JPMorgan Chase Bank, successor in interest to Chase Bank of Texas, National Association, as trustee (collectively, the "Indentures"), as set forth in the Notes Offer to Purchase. Parent's obligation to accept for payment and pay for the Notes and related consents tendered pursuant to the Notes Tender Offers shall be subject to the conditions that (i) the aggregate principal amount of each series of Notes validly tendered and not withdrawn prior to the expiration of the Notes Tender Offers, combined with the Notes already owned by Parent, Merger Subsidiary and their affiliates, constitutes at least 90% of the aggregate principal amount of each of the 9-3/8% Senior Notes, the 9-3/4% Senior Notes and the Senior Subordinated Notes outstanding at the expiration of the Notes Tender Offer with respect to each of such series of Notes (the "Minimum Note Condition"), (ii) Parent receives consents from at least a majority of the outstanding principal amount of each series of the Notes, and (iii) the other conditions set forth in Annex I hereto shall have been satisfied or waived (including, without limitation, the Minimum Stock Condition). Parent expressly reserves the right to waive any such condition (including without limitation the Minimum Note Condition), to increase the price payable for each Note and related consent tendered in the Notes Tender Offers, and to make any other changes in the terms and conditions of the Notes Tender Offers; provided, however, that Parent agrees that no change may be made without the consent of the Company which decreases the price payable for each Note and related consent tendered in the Notes Tender Offers, which increases the Minimum Note Condition, which eliminates the Minimum Stock Condition, which amends or eliminates any section of the Indentures, that, by the terms thereof, requires the approval of the holders of 100% of the outstanding principal amount of the Notes, which otherwise modifies or amends the conditions to the Notes Tender Offers or any other term of the Notes Tender Offers in a manner that is materially adverse to the tendering holders of the Notes, which imposes conditions to the Notes Tender Offers in addition to those set forth in Annex I hereto, or which extends the expiration date of the Notes Tender Offers beyond March 15, 2002 (except that Parent may extend the expiration date of the Notes Tender Offers after March 15, 2002 as required to comply with any rule, regulation or interpretation of the SEC or to coincide with the termination date of the Offer); provided, however, that Parent expressly reserves the right, in its sole discretion, to reduce the minimum percentage of any series of Notes to be purchased in the Notes Tender Offers. The Notes Tender Offers shall provide that any tender of Notes under the Notes Tender Offers shall also constitute a consent to the amendments to the Indentures. Subject to the terms and conditions of the Notes Tender Offers (including, without limitation, the Minimum Note Condition), Parent agrees to accept for payment and to pay for, as promptly as practicable after expiration of the Notes Tender Offers, all Notes and related consents validly tendered and not withdrawn.

               (b) Parent agrees to disseminate to the record holders of the Notes, and to the extent disclosed to Parent by the Company, the beneficial owners of the Notes (collectively, the "Noteholders"), the Notes Tender Offers pursuant to the terms of the Notes Offer to Purchase, together with related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Notes Tender Offers Documents"), which shall have been provided to the Company and its counsel a reasonable time prior to dissemination to holders of the Notes and to which the Company shall not have reasonably objected. Parent and the Company agree to correct promptly any information provided by any of them for use in the Notes Tender Offers Documents which shall have become false or misleading, and Parent further agrees to take all steps necessary to cause the Notes Tender Offers Documents as so corrected to be disseminated to holders of Notes, in each case as and to the extent required by applicable Federal securities laws.

               (c) At such time as Parent receives consents from at least a majority of each series of the outstanding principal amount of the Notes, the Company agrees to execute, and to cause the guarantors party to the Indentures to execute, and will use all reasonable efforts to cause the trustees under the Indentures to execute, supplemental indentures (the "Supplemental Indentures") in order to give effect to the amendments of the Indentures contemplated in the Notes Tender Offers Documents; provided, however, that notwithstanding the fact that the Supplemental Indentures will become effective upon such execution, the proposed amendments set forth therein (the "Proposed Amendments") will not become operative unless and until the Minimum Note Condition is satisfied or waived and all other conditions to the Notes Tender Offers set forth on Annex I have been satisfied or waived by Parent and Parent accepts all Notes (and related consents) validly tendered for purchase and payment pursuant to the Notes Tender Offers. In such event, the parties hereto agree that the Proposed Amendments will be deemed operative as of immediately prior to such acceptance for payment, and Parent will thereafter be obligated to make all payments for the Notes (and related consents) so tendered.

               (d) The Company agrees to promptly furnish Parent with mailing labels containing the names and addresses of all record holders of Notes and security position listings of the Notes held in depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of Noteholders. The Company agrees to furnish Parent with such additional information, including, without limitation, updated listings and computer files of Noteholders, mailing labels and security position listings, and such other assistance as Parent or its agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Notes Tender Offers Documents and any other documents necessary to consummate the transactions contemplated thereby, Parent shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Notes Tender Offers and, if this Agreement shall be terminated in accordance with Section 10.1, shall deliver to or cause to be delivered to the Company all copies of such information, labels, listings and files then in its possession or in the possession of its agents or representatives.

               Section 1.3 Company Action. (a) The Company hereby approves of and consents to the Offer and the Notes Tender Offers and represents that the Company Board, following the unanimous recommendation of the Independent Special Committee of the Company Board established to review the Offer, has unanimously
(i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interest of the Company's stockholders, (ii) approved and adopted this Agreement, including the Offer, the Merger, the Stock Option Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby, which approval constitutes approval under Section 203 of the DGCL such that the Offer, the Merger, this Agreement, the Stock Option Agreement and the Stockholders Agreement and the other transactions contemplated hereby and thereby are not and shall not be subject to any restriction of Section 203 of the DGCL, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Merger Subsidiary thereunder and approve and adopt this Agreement and the Merger (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "Recommendations"). The Company further represents that Deutsche Banc Alex. Brown and Rothschild Inc. have rendered to the Company Board their opinions that the consideration to be received by the Company's stockholders pursuant to this Agreement is fair to such stockholders from a financial point of view. The Company has been advised that all of its directors and executive officers presently intend to tender their Shares pursuant to the Offer.

               (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC and disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") which shall contain, except as provided in Section 6.4, the Recommendations. At the time the Offer Documents are first mailed to the stockholders of the Company, the Company shall mail or cause to be mailed to the stockholders of the Company such Schedule 14D-9 together with such Offer Documents. The Company further agrees to take all steps necessary to cause the
Schedule 14D-9 to be disseminated to holders of the Shares, as and to the extent required by applicable Federal securities laws. Each of the Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Merger Subsidiary and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

               (c) In connection with the Offer, the Company shall promptly furnish Merger Subsidiary with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Merger Subsidiary with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Merger Subsidiary or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Subsidiary shall hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement is terminated, will upon the request of the Company deliver or cause to be delivered to the Company all copies of such information, labels, listings and files then in their possession or in the possession of their agents or representatives.

               Section 1.4 Directors. (a) Promptly upon the purchase of and payment for Shares by Merger Subsidiary or any of its affiliates pursuant to the Offer as a result of which Parent or Merger Subsidiary beneficially own at least a majority of the outstanding Shares, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.4) and (ii) the percentage that the number of Shares owned by Parent or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding. In furtherance thereof, the Company shall, upon request of the Parent, use its best efforts promptly either to increase the size of its Board or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company's Board, and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected and, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, shall cause Parent's designees to be so elected. At such time, the Company shall, if requested by Parent, also take all action necessary to cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on (i) each committee of the Company Board,
(ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board.

               (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.4(a), including mailing to stockholders the information required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as is necessary to enable Parent's designees to be elected or appointed to the Company Board immediately after the purchase of and payment for any Shares by Parent or any of its Subsidiaries (as defined in Section 4.1) as a result of which Parent and its Subsidiaries beneficially own at least a majority of then outstanding Shares. Parent or Merger Subsidiary will supply the Company all information with respect to either of them and their nominees, officers, directors and affiliates required to be disclosed by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 1.4 are in addition to and shall not limit any rights which Merger Subsidiary, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

               (c) In the event that Parent's designees are elected or appointed to the Company Board, until the Effective Time, the Company Board shall have at least two directors who are directors on the date hereof and are not employees of the Company

               ("Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates, associates or employees of Parent, Merger Subsidiary or the Company, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees constitute a majority of the directors on the Company Board, the affirmative vote of a majority of the Independent Directors shall be required after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, to (a) amend or terminate this Agreement by the Company, (b) cause the Company to extend or waive the time for the performance of any of the obligations or other acts of Parent or Merger Subsidiary under this Agreement, (c) waive any of the Company's rights hereunder, or (d) take any other action under or in connection with this Agreement if such action materially and adversely affects holders of Shares other than Parent or Merger Subsidiary; provided, that if, notwithstanding reasonable efforts set forth above to ensure that at least two directors are Independent Directors, there shall be no such directors, such actions (except for any amendment, modification or waiver of Sections 2.3 or 8.1 hereof) may be effected by unanimous vote of the entire Company Board.

                                   ARTICLE II

                                   THE MERGER

               Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, Merger Subsidiary shall be merged with and into the Company (the "Merger") at the Effective Time (hereinafter defined). Following the Merger, the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with the DGCL.

               Section 2.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 9.1, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, N.W., Washington D.C. 20005, unless another date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the "Closing Date").

               Section 2.3 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article IX (and subject to no other condition set forth herein or otherwise), the parties shall use their best efforts to consummate the Merger, including without limitation (if required) voting all Shares held by such parties in favor of the Merger and filing a certificate of merger or other appropriate documents (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the "Effective Time").

               Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

               Section 2.5 Certificate of Incorporation and By-Laws. (a) The Certificate of Incorporation of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

               (b) The By-Laws of Merger Subsidiary as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until changed or amended as provided therein or by applicable law.

               Section 2.6 Directors. The directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their successors are duly elected and qualified.

               Section 2.7 Officers. The officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their successors are duly elected and qualified.

                                   ARTICLE III

                            CONVERSION OF SECURITIES

               Section 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger
Subsidiary:

               (a) Capital Stock of Merger Subsidiary. Each issued and outstanding share of the capital stock of Merger Subsidiary shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

               (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company or by any Subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Merger Subsidiary or any other Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

               (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 3.1(b) or shares as to which appraisal rights have been exercised in accordance with Section 3.3) shall be converted into the right to receive $1.17, net to the seller in cash (the "Merger Consideration"), without interest. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

               Section 3.2 Exchange of Certificates.

               (a) Paying Agent. Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger to receive in trust the Merger Consideration to which holders of the Shares shall become entitled pursuant to Section 3.1(c) (the "Paying Agent"). At the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article III, the aggregate Merger Consideration to be paid pursuant to
Section 3.1(c) (collectively, the "Exchange Fund") for the outstanding shares of

Company Common Stock. For purposes of determining the amount of Merger Consideration to be deposited by Parent in the Exchange Fund, Parent shall assume that no holder of Shares will perfect such holder's right to appraisal of such holder's Shares.

               (b) Exchange Procedure. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 3.1, and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. At any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive, without interest, upon surrender the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 3.1.

               (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

               (d) Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article III shall thereafter look only to Parent for payment of their claim for Merger Consideration. None of Parent, Merger Subsidiary, the Company or the Paying Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such date on which any amounts payable pursuant to this
Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.4(c)), any such amounts shall, to the extent permitted by applicable escheat law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Any portion of the Merger Consideration deposited in the Exchange Fund pursuant to this Section 3.2 in consideration of Shares for which appraisal rights, if any, have been perfected shall be returned to Parent, upon demand.

               (e) Investment of Exchange Fund. The Paying Agent shall invest any cash in the Exchange Fund, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Standard & Poor's Ratings Group or Moody's Investor Service, Inc., respectively. Any interest and other income resulting from such investments shall be paid to Parent.

               (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

               Section 3.3 Dissenting Shares. Notwithstanding Section 3.1(c), Shares outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such Shares in accordance with the DGCL shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

               Section 3.4 Company Options.

               (a) Stock Options. Prior to consummation of the Offer, the Company shall take all necessary action to: (i) terminate, effective not later than the Effective Time, the Gaylord Container Corporation Employee Stock Purchase Plan and all of the stock option plans listed in Section 4.12(a) of the Company Disclosure Schedule (as defined in Section 4.2) (the "Option Plans"),
(ii) cancel, effective not later than the Effective Time, each option to purchase shares of Company Common Stock granted under the Gaylord Container Corporation 1997 Long-Term Equity Incentive Plan and the Gaylord Container Corporation Outside Director Stock Option Plan, that is outstanding and unexercised as of such time, (iii) cancel, effective not later than the Effective Time, each option to purchase shares of Company Common Stock granted under all Option Plans held by any of the individuals listed in Section 3.4(a) of the Company Disclosure Schedule that is outstanding and unexercised as of such time, (iv) use its commercially reasonable efforts to obtain consents of the individual holders to cancel, effective not later than the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under any Option Plans that is outstanding and unexercised as of such time and that is not otherwise canceled pursuant to the foregoing clauses (ii) and (iii) (it being understood that the failure of the Company to obtain the consent of any such holder, after a good faith effort, shall not be deemed a breach of this clause (iv)).

               (b) Compliance with Section 16. Prior to the Effective Time, the Company shall take all action reasonably necessary to approve the disposition of the Company Options and other awards in accordance with this Section 3.4 so as to exempt such dispositions under Rule 16b-3 of the Exchange Act. By adopting and approving this Agreement, the Board of Directors of the Company shall be deemed to have approved and authorized each and every arrangement with respect to the Option Plans and other plans, programs, agreements or arrangements as may be deemed necessary or appropriate to give effect to the provisions of this
Section 3.4.

               Section 3.5 Company Warrants. As of the Effective Time, the unexercised Company Redeemable Exchangeable Warrants (each a "Company Warrant") shall be exercisable (subject to the terms and conditions of the Warrant Agreement between the Company and The Bank of New York, as successor trustee to Harris Trust and Savings Bank (the "Trustee"), dated November 2, 1992) only for such Merger Consideration as is paid and issued to the Trustee, designated pursuant to the Trust Agreement between the Company and Harris Trust and Savings Bank, in exchange for the shares of Company Common Stock held by such Trustee immediately theretofore obtainable upon exercise of such Company Warrants.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       Except as set forth in the disclosure schedule attached hereto (the "Company Disclosure Schedule"), which disclosure schedule shall make a specific reference to the particular Section of this Agreement to which exception is being taken, the Company hereby represents and warrants to Parent and Merger Subsidiary, as of the date hereof unless otherwise indicated, as follows:

               Section 4.1 Organization, Standing and Corporate Power. Each of the Company and each of its Subsidiaries (as defined below) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority, as the case may be, to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing (individually or in the aggregate) would not have, or be reasonably likely to have, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of the Company and its Subsidiaries taken as a whole, excluding effects from general economic conditions, general securities market conditions, conditions affecting the Company's industry generally, or the announcement of this Agreement or the transactions contemplated hereby (a "Company Material Adverse Effect"). The Company has delivered or made available to Parent complete and correct copies of its Certificate of Incorporation and By-Laws and the Certificates of Incorporation and By-Laws or other comparable charter or organizational documents of its Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this

Agreement, a "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and a "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

               Section 4.2 Subsidiaries. Section 4.2 of the Company Disclosure Schedule contains a true and accurate list of each Subsidiary of the Company and its respective jurisdiction of incorporation or organization, the outstanding capital of each such Subsidiary and the jurisdictions in which each such Subsidiary is qualified to do business. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Company, by another Subsidiary of the Company or by the Company and another such Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock). Except for the capital stock of, or other equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any person.

               Section 4.3 Capital Structure. The authorized capital stock of the Company consists of 25,000,000 shares of Preferred Stock, par value $0.01 per share (the "Company Preferred Stock"), 125,000,000 shares of Company Common Stock and 15,000,000 shares of Class B Common Stock, par value $.0001 per share (the "Company Class B Stock"). As of January 16, 2002, (i) no shares of Company Preferred Stock were issued and outstanding, (ii) 56,007,310 shares of Company Common Stock were issued and outstanding, including associated Preferred Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of June 12, 1995 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent, (iii) no shares of Company Class B Stock were issued and outstanding, (iv) 1,147,484 shares of Company Common Stock were held by the Company in its treasury or by any of the Company's Subsidiaries, (v) 2,152,836 shares of Company Common Stock were reserved for issuance pursuant to the Option Plans (of which 1,729,066 were issuable upon the exercise of outstanding Company Options), (vi) 230,479 shares of Company Common Stock were issuable upon the exercise of outstanding Company Warrants, which are included in the outstanding shares of Company Common Stock set forth in clause (ii) above, and (vii) 1,957,000 shares were restricted shares of Common Stock, which are included in the outstanding shares of Company Common Stock set forth in clause
(ii) above. Except as set forth above and except for the Company Preferred Stock issuable upon exercise of the Rights and the Company Common Stock issuable upon exercise of the Stock Option Agreement, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Option Plans, the Stock Option Agreement and the Company Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, or undertaking. There are no outstanding rights, commitments, agreements, or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its Subsidiaries or any securities of the type described in the two immediately preceding sentences. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. Except as provided by Section
3.4(a), following the Effective Time, no holder of Company Options or Company Warrants will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Company Options or Company Warrants. The Company has delivered or made available to Parent complete and correct copies of the Option Plans, all forms of Company Options and all warrant agreements relating to the Company Warrants. Section 4.3 of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Options and Company Warrants outstanding as of the date of this Agreement, and the respective exercise price of each outstanding Company Option and Company Warrant.

               Section 4.4 Authority; Noncontravention; Filings and Consents.

               (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of this Agreement by the holders of the outstanding shares of Company Common Stock (the "Company Stockholder Vote") with respect to the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger if required under the DGCL, to approval of this Agreement by the Company Stockholder Vote. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Subsidiary, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

               (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the Certificate of Incorporation or By-Laws of the Company or the comparable charter or organizational documents of any of its Subsidiaries in each case as amended to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in paragraph (c) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a Company Material Adverse Effect, (y) impair the Company's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by (collectively, "Consents") any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) any additional filings required by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings under similar foreign antitrust or competition laws and regulations, (ii) the filing with the SEC of (A) the Schedule 14D-9, (B) if required, a proxy statement relating to the Company Stockholders Meeting (defined below in Section 8.1(b)) (as amended or supplemented from time to time, the "Company Proxy Statement"), and (C) such reports under the Exchange Act and the Securities Act (as defined in Section 4.6), as may be required in connection with this Agreement, the Stock Option Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby, (iii) such filings as may be required under state securities or "blue sky" laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate would not (x) have a Company Material Adverse Effect, (y) impair the Company's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

               Section 4.5 Vote Required. The affirmative vote of the holders of 66-2/3 percent of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger. No vote of any class or series of the Company's capital stock is necessary to approve any of the transactions contemplated by this Agreement other than the Merger.

               Section 4.6 Company SEC Documents; Financial Statements; No Undisclosed Liabilities. The Company has filed and has heretofore made available to Parent, true and complete copies of, all required reports, schedules, forms, statements and other documents with the SEC since September 30, 1999 (the "Company SEC Documents"). As of their respective dates, (i) the Company SEC Documents complied, and all similar documents filed prior to the Closing Date will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) none of the Company SEC Documents when filed contained, nor will any similar document filed after the date of this Agreement contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of the Company included in the Company SEC Documents (including any similar documents filed after the date of this Agreement) as of their respective dates comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except as reflected in the financial statements of the Company included in the Company SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto other than any liabilities and obligations
(i) incurred since September 30, 2000 in the ordinary course of business, (ii) pursuant to this Agreement and the transactions contemplated hereby or (iii) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

               Section 4.7 Information Supplied. Neither the Schedule 14D-9, nor any of the information supplied or to be supplied by the Company or its Subsidiaries or representatives for inclusion or incorporation by reference in the Offer Documents will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will not, at the time the Company Proxy Statement is first mailed to the Company's stockholders or, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Company Proxy Statement will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary specifically for inclusion or incorporation by reference therein.

               Section 4.8 Books and Records. The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including an adequate system of internal controls.

               Section 4.9 Inventory. All of the inventories of the Company and each of its Subsidiaries, whether reflected in the audited balance sheet of the Company and its consolidated subsidiaries included in the audited financial statements most recently filed by the Company with the SEC (the "Balance Sheet") or otherwise, consist of a quality and quantity usable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality, all of which have been written off or written down on the Balance Sheet to fair market value or for which adequate reserves have been provided therein. All inventories not written off have been priced at the lower of average cost or market. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of the Company and each of its Subsidiaries. All work in process and finished goods inventory is free of any defect or other deficiency.

               Section 4.10 Absence of Certain Changes or Events. Since September 30, 2000, except as disclosed in the Company SEC Documents filed prior to the date hereof, (i) the Company and each of its Subsidiaries has conducted its respective business only in the ordinary and usual course, (ii) there has not occurred any event or change (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) the Company has not taken any action which would have been prohibited under Section 6.1 if such Section applied to the period between September 30, 2001 and the date of execution of this Agreement. The Company was never in breach under the Agreement and Plan of Merger, dated September 27, 2001, among Parent, Merger Subsidiary and the Company, and would not have been in breach of any provisions of such agreement on the date hereof had such agreement not been terminated.

               Section 4.11 Litigation. Except as disclosed in the Company SEC Documents or in Section 4.11 of the Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to (i) have a Company Material Adverse Effect, (ii) impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Neither the Company nor any of its Subsidiaries is in default under or in violation of, nor is there any valid basis for any claim of default under or violation of, any material contract, commitment or restriction to which it is a party or by which it is bound. The settlement agreement relating to the mass toxic tort and insurance coverage litigation arising from the accident involving the explosion of a rail car at Bogalusa, Louisiana in 1995 (the "Settlement Agreement") is set forth in Section 4.11 of the Company Disclosure Schedule and validly executed by all of the parties thereto and is in full force and effect with respect to each of the parties thereto.

               Section 4.12 Employee Benefit Plans; ERISA.

               (a) As of September 27, 2001, Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, restricted stock, option, performance unit, phantom stock, dental, health, accident, life, accidental death and dismemberment, fringe, cafeteria, scholarship, flexible spending arrangement or reimbursement, group legal services, long term care, dependent care, vacation, paid time off, sick leave, educational assistance, wellness, employee assistance program, adoption assistance, vision, voluntary employees beneficiary association, other insurance, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supple- mental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any current or former employee or director of the Company, or any of its Subsidiaries or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the "Benefit Plans"), and the Company has advised Parent of the dates of original adoption and any amendments to any Benefit Plans adopted or amended since January 1, 2000 in the event that such Benefit Plans contain "change-in-control" or provisions of similar effect that will be triggered by the consummation of the Offer or the Merger. Section 4.12(a) of the Company Disclosure Schedule identifies each of the Benefit Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). None of the Benefit Plans was entered into, adopted or amended in anticipation of or otherwise in contemplation of the transactions contemplated by this Agreement or any other transaction or potential transaction that had been specifically identified at the time of any such adoption or amendment.

               (b) As of September 27, 2001 with respect to each of the Benefit Plans, the Company had delivered to the Parent true and complete copies of each of the following documents, as applicable:

                   (i) the Benefit Plans (including all amendments thereto) for each written Benefit Plan or a written description of any Benefit Plan that is not otherwise in writing;

                   (ii) the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA or the Internal Revenue Code of 1986, as amended, (the "Code"), with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

                   (iii) the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

                   (iv) the most recent Summary Plan Description, together with all Summary of Material Modifications issued with respect to such Summary Plan Description, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

                   (v) if the Benefit Plan is funded through a trust or any other funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

                   (vi) all contracts relating to the Benefit Plans with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

                   (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

               (c) No liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and to the knowledge of the Company no condition exists that presents a material risk to the Company, or any of its Subsidiaries or any ERISA Affiliate of incurring any liability under such Title, other than liability for premiums due to the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been or will be made when due. Insofar as the representation made in this Section 4.12(c) applies to Section 4064, 4069 or 4204 of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company, any Subsidiary or any ERISA Affiliate made, or was required to make, contributions during the six-year period ending on the last day of the most recent plan year ended before the date of this Agreement. The PBGC has not instituted proceedings to terminate any Benefit Plan and, to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

               (d) With respect to each of the ERISA Plans that is subject to Title IV of ERISA, the present value of projected benefit obligations under such Plan, as determined by the Plan's actuary based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such projected benefit obligations.

               (e) None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor to the Company's knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.

               (f) All contributions and premiums required to be paid under the terms of each of the ERISA Plans and Section 302 of ERISA and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company or its Subsidiaries. No Benefit Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

               (g) As of September 27, 2001 and except as set forth in Section 4.12(g) of the Company Disclosure Schedule, no Plan is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, nor is any Benefit Plan described in Section 4063(a) of ERISA. Neither the Company, any Subsidiary nor any ERISA Affiliate has made or suffered a "complete withdrawal" or "partial withdrawal", as such terms are respectively defined in Sections 4203 and 4205 of ERISA (or any liability arising therefrom has been satisfied in full).

               (h) Each of the Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

               (i) The Company has applied for and received a currently effective determination letter from the Internal Revenue Service stating that each of the ERISA Plans that is intended to be "qualified" within the meaning of
Section 401(a) of the Code is so qualified and to the knowledge of the Company no event has occurred since the date of such letter which would affect such qualified status.

               (j) Any Benefit Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.

               (k) As of September 27, 2001 and except as disclosed in Section 4.12(k) of the Company Disclosure Schedule, no amounts payable (individually or collectively and whether in cash, Company Common Stock or other property) under any of the Benefit Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

               (l) As of September 27, 2001 and except as set forth in Section 4.12(l) of the Company Disclosure Schedule, no Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than

(i) coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, or (iii) deferred compensation benefits accrued as liabilities on the books of the Company or its Subsidiaries).

               (m) As of the date hereof and except as disclosed in Section 4.12(m) of the Company Disclosure Schedule, the consummation of any of the transactions contemplated by this Agreement (including without limitation the commencement or completion of the Offer or the Company Stockholders Meeting (as defined in Section 8.1(b))) will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to or otherwise cause a requirement for any payment to any such employee, officer, director or consultant. As of the date hereof, the aggregate sum of the payment obligations of the Company disclosed in Attachment 4.12(m)(i) of the Company Disclosure Schedule, following the amendments to such benefits mandated by the final sentence of Section 7.3(b), will not exceed $39 million (other than the accelerated vesting of the restricted stock). As of the date hereof, other than the Company's Supplemental Executive Retirement Plan, Management Incentive Plan, the phantom stock grants and the agreements to be amended pursuant to Section 7.3(b), no other Benefit Plan provides for benefits that become payable solely by reason of the consummation of the Offer.

               (n) There are no pending or, to the Company's knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

               (o) Except as disclosed in Section 4.12(o) of the Company Disclosure Schedule or as expressly permitted by this Agreement, since September 30, 2000, there has not been (i) any acceleration, amendment or change of the period of exercisability or vesting of any Company Options or restricted stock, stock bonus or other awards under the Option Plans or other equity-based plans (including any discretionary acceleration of the exercise periods or vesting by the Company Board or any committee thereof or any other persons administering an Option Plan or other equity-based plan) or authorization of cash payments in exchange for any Company Options, restricted stock, stock bonus or other awards granted under any of such Option Plans or other equity-based plans or (ii) any adoption or amendment by the Company or any of its Subsidiaries of any collective bargaining agreement or Benefit Plan. None of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate.

               (p) Except with respect to changes required by law, there has been no adoption of, amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year ended on September 30, 2000.

               (q) Neither the Company nor any ERISA Affiliate is a party to any agreement or understanding, whether written or unwritten, with the PBGC, the Internal Revenue Service, the Department of Labor or the Health Financing Administration.

               (r) To the knowledge of the Company, no representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Benefit Plan have been made to employees, directors or agents (or any of their representatives or beneficiaries) of the Company which are not in accordance with the terms and conditions of the Benefit Plans.

               (s) No "leased employee," as that term is defined in Section 414(n) of the Code, performs services for the Company or any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has used the services or workers provided by third party contract labor suppliers, temporary employees, "leased employees," or individuals who have provided services as independent contractors who have become eligible to participate in the Benefit Plans or used the services of individuals to an extent that would reasonably be expected to result in the disqualification of any of the Benefit Plans or the imposition of penalties or excise taxes with respect to the Benefit Plans by the Internal Revenue Service, the Department of Labor, the PBGC, or any other Governmental Entity.

               Section 4.13 Taxes. As used in this Agreement, "tax" or "taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges or assessments of any nature whatsoever as well as any interest, penalties and additions thereto. Except as set forth in Section 4.13 of the Company Disclosure Schedule:

               (a) The Company and each of its Subsidiaries have duly filed all tax returns, statements, reports and forms required to be filed with any taxing authority (collectively, the "Tax Returns") excluding only such Tax Returns as to which any failure to file does not have a Company Material Adverse Effect on the Company and its Subsidiaries and have duly paid or caused to be duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all taxes (as hereinafter defined) for all periods or portions thereof ending through the date hereof. All such Tax Returns are correct and complete and accurately reflect all liability for taxes for the periods covered thereby. All taxes owed and due by the Company and all of its Subsidiaries relating to operations on or prior to September 30, 2001 (whether or not shown on any Tax Return) have been paid or have been adequately reflected on the financial statements. Except as set forth on Section 4.13(a) of the Company Disclosure Schedule, since September 30, 2001, the Company had not incurred liability for any taxes other than in the ordinary course of business. Neither the Company nor any of its Subsidiaries has received written notice of any claim made by a governmental authority in a jurisdiction where neither the Company nor any of its Subsidiaries file Tax Returns, that the Company is or may be subject to taxation by that jurisdiction.

               (b) The Company and each of its subsidiaries has withheld and timely paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               (c) The Federal income Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of Federal income taxes for such periods have expired) for all periods through and including September 30, 1997, and no material deficiencies were asserted as a result of such examinations that have not been resolved or fully paid. The Company has provided Parent with correct and complete copies of its Federal income tax returns for taxable years ending September 30, 1996 through September 30, 2000, and examination reports, and statements of deficiencies with respect to Federal income taxes, if any, assessed against or agreed to by the Company and any of its Subsidiaries with respect to Federal income taxes for taxable years ending September 30, 1996 through September 30, 2000.

               (d) As of September 27, 2001, except as set forth on Section 4.13(d) of the Company Disclosure Schedule, no Federal, state, local or foreign audits, examinations or other administrative proceedings had been commenced or, to the Company's knowledge, were pending with regard to any taxes or Tax Returns of the Company or of any of its Subsidiaries. As of September 27, 2001, except as set forth on
Section 4.13(d) of the Company Disclosure Schedule, no written notification had been received by the Company or by any of its Subsidiaries that such an audit, examination or other proceeding was pending or threatened with respect to any taxes due from or with respect to or attributable to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to the Company or any Company Subsidiary. There is no dispute or claim concerning any tax liability of the Company, or any of its Subsidiaries either claimed or raised by any taxing authority in writing.

               (e) As of September 27, 2001, except as set forth on Section 4.13(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries had waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

               (f) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any Company Subsidiary.

               (g) Neither the Company nor any of its Subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company's consolidated financial statements most recently filed by the Company with the SEC.

               (h) None of the Company or any of its Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise.

               (i) As of September 30, 2001, the Company had (i) regular net operating loss carryforwards in the amount of approximately $676 million for Federal income tax purposes, (ii) alternative minimum tax net operating loss carryforwards in the amount of approximately $448 million for Federal income tax purposes, and (iii) alternative minimum tax credits of approximately $5 million.

               (j) As of September 27, 2001, Section 4.13(j) of the Company Disclosure Schedule sets forth the net operating loss carryforwards of the Company and each Subsidiary in each state in which the Company and/or each Subsidiary files an income or franchise tax return.

               (k) As of the date hereof, none of the net operating loss carryovers, capital loss carryovers, or tax credits of any kind of the Company or any Subsidiary were subject to any limitation on its use under Section 382, 383 or 1502 of the Code, or any provision of any regulation (whether final or temporary) promulgated under such Code provisions.

               (l) The Company has maintained records and made the required determinations contemplated by the regulations (final and temporary) promulgated under Section 382 of the Code with respect to testing dates, owner shifts, and the determination of whether or not an ownership change has occurred. Except as disclosed on Section 4.13(l) of the Company Disclosure Schedule, no ownership change within the meaning of Code Section 382 had occurred with respect to the Company or any Subsidiary.

               (m) As of September 27, 2001, the Company had properly computed any restructuring reductions due to bankruptcy to its regular and alternative minimum tax net operating loss carry forwards in accordance with Sections 108 and 382(l)(5) of the Code and the regulations promulgated thereunder.

               (n) As of September 30, 2000 the aggregate adjusted tax basis of the assets of the Company and its Subsidiaries (including only those Subsidiaries which are corporations included in the Company consolidated Federal income tax return), excluding (i) stock of members of the affiliated group of which the Company is the parent corporation, (ii) intercompany advances and indebtedness among such members or between any such member and any entity treated as a partnership for Federal income tax purposes, and (iii) the effect of any indebtedness or liability on the tax basis of any equity interest in any entity treated as a partnership for Federal income tax purposes, exceeded $500 million for regular Federal income tax purposes. As of September 27, 2001,
Section 4.13(n) of the Company Disclosure Schedule sets forth the aggregate adjusted tax basis of the assets of the Company and including its Subsidiaries as of the close of the Company's fiscal 2000 taxable year for regular Federal income tax purposes.

               (o) As of September 30, 2000, the aggregate adjusted tax basis of the assets of the Company and its Subsidiaries (including only those Subsidiaries which are corporations included in the Company consolidated Federal income tax return), excluding

(i) stock of members of the affiliated group of which the Company is the parent corporation, (ii) intercompany advances and indebtedness among such members or between any such member and any entity treated as a partnership for Federal income tax purposes, and (iii) the effect of any indebtedness or liability on the tax basis of any equity interest in any entity treated as a partnership for Federal income tax purposes, exceeded $700 million for Federal alternative minimum tax purposes. As of September 27, 2001, Section 4.13(o) of the Company Disclosure Schedule sets forth the aggregate adjusted tax basis of the assets of the Company and including its Subsidiaries as of the close of the Company's fiscal 2000 taxable year for Federal alternative minimum tax purposes.

               (p) The Company is the parent corporation of an affiliated group of corporations filing a consolidated Federal income tax return.

               (q) For Federal and state income tax purposes, the Company uses a taxable year ending September 30.

               (r) Each partnership (or entity treated as a partnership for Federal income tax purposes) in which the Company or any Subsidiary (including only those Subsidiaries which are corporations included in the Company consolidated Federal income tax return) is a partner has an election under
Section 754 of the Code in effect.

               Section 4.14 State Takeover Statutes; Rights Agreement. (a) The Company Board has approved this Agreement, the Stock Option Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby, including the Offer and the Merger, and such approval constitutes approval of this Agreement, the Stock Option Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby, including the Offer and the Merger by the Company Board under the provisions of Section 203 of the DGCL and represents all the action necessary to ensure that such Section 203 does not apply to Parent or Merger Subsidiary in connection with the transactions contemplated hereby and thereby, including the Offer, the Merger and the option to purchase Shares pursuant to the Company Stock Option. To the knowledge of the Company, no other "fair price", "control share acquisition", "moratorium" or other anti-takeover statute or similar statute or regulation, applies or purports to apply to this Agreement, the Stock Option Agreement or the Stockholders Agreement or the transactions contemplated hereby and thereby, including the Offer and the Merger.

               (b) The Company has amended the Rights Agreement to provide that neither Parent nor any of its affiliates will become an Acquiring Person (defined in the

Rights Agreement), that no Distribution Date, Shares Acquisition Date or a Trigger Event (each defined in the Rights Agreement) will occur, and that the Rights will not separate from the underlying shares of Company Common Stock or give the holders thereof the right to acquire securities of any party hereto, in each case as a result of the execution, delivery or performance of this Agreement, the Stock Option Agreement or the Stockholders Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Stockholders Agreement.

               Section 4.15 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Deutsche Banc Alex. Brown Inc., Rothschild Inc. and Mesirow Financial, Inc., the fees of which will be in an aggregate amount not exceeding $10.2 million (and a copy of whose engagement letters and a calculation of the fees that would be due thereunder have been provided to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement, the Stock Option Agreement or the Stockholders Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. No such engagement letters obligate the Company to continue to use the services or pay fees or expenses in connection with any future transaction.

               Section 4.16 Permits; Compliance with Laws. Each of the Company and its Subsidiaries has in effect all material Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or defaults, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have been, and are, in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders of any Governmental Entity, and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity or any other person that either the Company or any of its Subsidiaries is in violation of, or has violated, any applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders, except such failures to comply or violations as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

               Section 4.17 Environmental Matters. The Company is in compliance in all material respects with applicable Environmental Laws (as defined below), including, without limitation, holding all material permits and authorizations required pursuant to such laws for the ownership and operation of its business as currently conducted and compliance in all material respects with the terms thereof, and has no knowledge of any facts or circumstances that would prevent, interfere with, or materially increase the cost of maintaining such compliance in the future. Neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substance (defined below) on, under, from or at any of the Company's or any of its Subsidiaries' properties or any other properties, other than in a manner that would not require remediation pursuant to applicable Environmental Law, (ii) any knowledge of the presence of any Hazardous Substances that have been released into the environment on, under or at any of the Company's or any of its Subsidiaries' properties other than that which would not require remediation pursuant to applicable Environmental Law, or (iii) received any written notice
(A) of any material violation of any applicable Environmental Law that has not been resolved, (B) of the institution or pendency of any material suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) requiring the response to or remediation of a release of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' properties or any other properties, (D) alleging non-compliance by the Company or any of its Subsidiaries with the terms of any permit required under any Environmental Law in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment of a material amount for response to or remediation of a release of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' properties or any other properties. There are no past or present facts or circumstances that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not have a Company Material Adverse Effect. All material permits and other governmental authorizations currently held or required to be held by the Company and its Subsidiaries as of September 27, 2001 pursuant to any Environmental Laws are identified in Section 4.17 of the Company Disclosure Schedule. The Company has provided to Parent all material assessments, reports, data, results of investigations or audits, and other material information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company or any of its Subsidiaries with any Environmental Laws. For purposes of this Agreement, the term "Environmental Law" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances as enacted and in effect on or prior to the date hereof; "Hazardous Substance" shall mean any chemical, pollutant, contaminant, waste, petroleum or petroleum product and any material defined as toxic or hazardous or otherwise regulated under any applicable Environmental Law; and "Environmental Claim" shall mean any claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Hazardous Substance at any location whether or not owned or operated by the Company or any of its Subsidiaries, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law.

               Section 4.18 Contracts; Debt Instruments. (a) As of September 27, 2001 and except as otherwise disclosed in Section 4.18(a)(i) through (v) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or subject to:

                   (i) any union contract;

                   (ii) any employment, consulting, severance, termination, or indemnification agreement, contract or arrangement providing for future payments, written or oral, with any current or former officer or director which
(1) exceeds $100,000 per annum or (2) requires aggregate annual payments or total payments over the life of such agreement, contract or arrangement to such current or former officer, consultant, director or employee in excess of $100,000 or $500,000, respectively, and is not terminable by it or its Subsidiary on 30 days' notice or less without penalty or obligation to make payments related to such termination;

                   (iii) any joint venture contract or similar arrangement or any other agreement not in the ordinary course of business which has involved or is expected to involve a sharing of revenues of $100,000 per annum or more with other persons;

                   (iv) any lease for real or personal property in which the amount of payments which the Company is required to make on an annual basis exceeds $100,000;

                   (v) to the knowledge of the Company, any material agreement, contract, policy, license, Permit, document, instrument, arrangement or commitment involving revenues to the Company in excess of $500,000 which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated by reason of the execution of this Agreement, the Stock Option Agreement or the Stockholders Agreement or the consummation of the Offer, the Merger or the Notes Tender Offers or the other transactions contemplated by this Agreement, the Stock Option Agreement, the Stockholders Agreement or the documents pursuant to which the Notes Tender Offers will be made; or

                   (vi) any agreement, contract, policy, license, Permit, document, instrument, arrangement or commitment that provides for an express non-competition covenant with any person or in any geographic area and which limits in any material respect the ability of the Company to compete in its current business lines.

               (b) All contracts, policies, agreements, leases, licenses, Permits, documents, instruments, arrangements and other commitments listed in
Section 4.18(a)(i) through (v) and Section 4.18(c) of the Company Disclosure Schedule or otherwise disclosed in the Company SEC Documents are valid and binding agreements of the Company or a Subsidiary of the Company and are in full force and effect, and neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default in any material respect under the terms of any such contract, plan, arrangement, agreement, lease, license, Permit, instrument or other commitment.

               (c) Set forth in Section 4.18(c) of the Company Disclosure
Schedule is (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $1 million is outstanding or may be incurred and (B) the respective principal amounts currently outstanding thereunder. For purposes of this Section 4.18(c), "indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person,
(E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency swap transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (J) all obligations of such person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and
(K) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person; and, except as set forth in
Section 4.18(c) of the Company Disclosure Schedule, none of the agreements, instruments or obligations set forth in (A) through (K) above are affected by the consummation of the Offer or the Merger, or the other transactions contemplated hereby.

               Section 4.19 Title to Properties. (a) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its tangible properties and assets, except for such assets that are no longer used or useful in the conduct of its business, free and clear of all Liens, except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with the ability of the Company and its Subsidiaries to conduct their business as currently conducted.

               (b) Each of the Company and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

               Section 4.20 Labor and Employment Difficulties. As of September 27, 2001 and except as set forth in Section 4.20 of the Company Disclosure Schedule, (a) the Company and all of its Subsidiaries are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) within the past twelve months there has been no unfair labor practice charge or complaint filed against the Company or any of its Subsidiaries, and there is no such charge or complaint presently pending before the National Labor Relations Board or any state labor relations agency;
(c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries; (d) to the knowledge of the Company and its Subsidiaries, no representation question exists respecting any employees of the Company or any of its Subsidiaries;

(e) no material grievance or arbitration proceeding arising out of or under any collective bargaining agreements is pending; (f) there are no pending employment lawsuits, no pending administrative charges of employment discrimination before the Equal Employment Opportunity Commission or any state fair employment practices agency, and, to the knowledge of the Company, no such threatened lawsuits or charges; (g) there are no pending actions or investigations against the Company or its subsidiaries by the U.S. Department of Labor, or any state labor relations agency, and, to the knowledge of the Company, no such actions or investigations are threatened; (h) in the past twelve months, neither the Company nor any of its Subsidiaries has experienced any work stoppage; and (i) in the past twelve months, the Company and its Subsidiaries have not effectuated a "plant closing", "mass layoff" or "employment loss" in violation of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act").

               Section 4.21 Opinions of Financial Advisors. The Company has received the opinions of Deutsche Banc Alex. Brown Inc. and Rothschild Inc., dated the date hereof, signed, accurate and complete copies of which have been or promptly will be provided to Parent, to the effect that, as of such date, the consideration to be received by the Company's stockholders pursuant to this Agreement is fair to the Company's stockholders from a financial point of view. The Company has been authorized by Deutsche Banc Alex. Brown Inc. and Rothschild Inc. to permit the inclusion of such opinions in their entirety in the Offer Documents, the Schedule 14D-9 and the Company Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to each of Deutsche Banc Alex. Brown Inc. and Rothschild Inc., as applicable, and its counsel.

               Section 4.22 Interests of Officers and Directors. Except as described in the Company SEC Documents, none of the Company's or its Subsidiaries' officers or directors has any material direct or indirect interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or that of its Subsidiaries, or any supplier, distributor or customer of the Company or any of its Subsidiaries.

               Section 4.23 Intellectual Property. For purposes of this Section 4.23, "Company Intellectual Property" means all the (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, "Trademarks"), (ii) patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing), (iii) copyrights (including any registrations and applications for any of the foregoing), (iv) Software and (v) technology, trade secrets and other confidential information, know-how, inventions, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets") held for use or used in the conduct of the Company's and each of its Subsidiaries' business as currently conducted or contemplated to be conducted. For purposes of this Section 4.23, "Software" means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, and (iii) all documentation, including user manuals and training materials, relating to any of the foregoing and the content and information contained on any website. The Company Intellectual Property is subsisting, in full force and effect, has not been cancelled, expired or abandoned, and is valid and enforceable.

               (a) As of September 27, 2001, Section 4.23(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the following that are owned by the Company or any of its Subsidiaries: (i) patents and patent applications, (ii) trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks, tradenames and service marks,
(iii) copyright registrations, copyright applications and material unregistered copyrights and (iv) Software (other than readily-available commercial software having an acquisition price of less than $25,000).

               (b) As of September 27, 2001, Section 4.23(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all agreements (whether oral or written, and whether between the Company, any of its Subsidiaries and third parties or inter-corporate) to which the Company or any of its Subsidiaries is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Company Intellectual Property (other than licenses for readily available commercial software programs having an acquisition price of less than $25,000), or (ii) restricting the Company's or any of its Subsidiaries' rights to use any Company Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the "License Agreements"). The License Agreements are valid and binding obligations of the Company, and, to the knowledge of the Company, all other parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice of lapse of time or both) a default by any party under any such License Agreement. Neither the Company nor any of its Subsidiaries have licensed or sublicensed its rights in any Company Intellectual Property other than pursuant to the License Agreements. No royalties, honoraria or other fees are payable by the Company or any of its Subsidiaries to any third parties for the use of or right to use any Company Intellectual Property except pursuant to the License Agreements.

               (c) Except as set forth on Section 4.23(c) of the Company Disclosure Schedule, the Company or one of its Subsidiaries owns or possesses adequate, valid and enforceable licenses or other rights to use, free and clear of all Liens, all Company Intellectual Property.

               (d) Except as set forth in Section 4.23(d) of the Company Disclosure Schedule, the Company's and its Subsidiaries' ownership, licenses or rights in the Company Intellectual Property (including without limitation its ownership, licenses or rights in Intellectual Property pursuant to the Trademark License Agreement, dated July 7, 1992, between the Company and Mid-America Group Ltd.) will not be affected by the consummation of the Offer or the Merger. The consummation of the Offer or the Merger will not result in the loss or impairment of the Company or any of its Subsidiaries' right to own, use or bring any action for the infringement of, any of the Company Intellectual Property, nor will it require the Consent of any Governmental Entity or third party in respect of any such Company Intellectual Property.

               (e) To the knowledge of the Company, the conduct of the Company and any of its Subsidiaries' business as currently conducted or planned to be conducted does not conflict with or infringe on (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. There is no pending or, to the knowledge of the Company, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction involving the Company Intellectual Property or alleging that the activities or the conduct of the Company's or any Company Subsidiary's businesses infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging the Company or any of its Subsidiaries' ownership, use, validity, enforceability or registrability of any Company Intellectual Property, except for claims, suits, arbitrations or proceedings that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. There are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations other than the License Agreements which (i) restrict the Company's or any of its Subsidiaries' right to use any Company Intellectual Property, (ii) restrict the Company's or any of its Subsidiaries' businesses in order to accommodate a third party's intellectual property rights or (iii) permit third parties to use any Company Intellectual Property owned or controlled by the Company or any of its Subsidiaries.

               (f) To the knowledge of the Company, no third party is using misappropriating, infringing, diluting or violating any of the Company Intellectual Property, and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any third party by the Company or any of its Subsidiaries.

               (g) The Company and each of its Subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets, including requiring their employees and other parties having access thereto to execute written non-disclosure agreements. To the knowledge of the Company, no Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that adequately protects the Company and its applicable Subsidiary's proprietary interests in and to such Trade Secrets. To the knowledge of the Company, no party to any non-disclosure agreement relating to its Trade Secrets is in breach or default thereof.

               Section 4.24 Insurance. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks as is reasonably prudent, and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company and its Subsidiaries or any properties owned, occupied or controlled by the Company or any of its Subsidiaries, in such amount as reasonably deemed necessary by the Company or any of its Subsidiaries.

               Section 4.25 Customers and Suppliers. Since June 30, 2001, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any of its Subsidiaries with any customer or supplier or group of affiliated customers or suppliers which individually or in the aggregate would result in a Company Material Adverse Effect nor any written notice of intent to so terminate, cancel or materially curtail (and would have such an effect).

               Section 4.26 Regulation as a Utility. Except as set forth in
Section 4.26 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to regulation as a "holding company," electric utility," "public utility," "public utility holding company," or "public service company" (or similar designations) by the United States, any state of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

               Section 4.27 Qualifying Facility. Each of (i) the approximately 50 megawatt project owned and operated by the Company or one of its Subsidiaries and located at Antioch, California and (ii) the approximately 75 megawatt project owned and operated by the Company or one of its Subsidiaries and located at Bogalusa, Louisiana, meets all requirements for a "qualifying facility" under the Public Utility Regulatory Policies Act of 1978, as amended, the Federal Energy Regulatory Commission regulations implemented thereunder and all administrative and judicial precedents relating thereto, including all applicable requirements as to project size (in megawatts), fuel-type, operating and efficiency standards, ownership and useful thermal output. None of the Company or any of its Subsidiaries owns any other electrical generating facilities.

               Section 4.28 Modification of Employment Arrangements. Each of the individuals listed in Section 7.3(b)(v) to the Company Disclosure Schedule, has agreed, pursuant to a letter agreement in the form attached hereto as Exhibit B to which the Parent is a beneficiary, to enter into an agreement prior to the consummation of the Offer, but expressly conditioned upon the consummation of the Offer, to modify his rights under certain employment arrangements and severance agreements and the Company's Supplemental Executive Retirement Plan and Supplemental Retirement Plan in accordance with Section 7.3(b); provided that he has been notified by Parent that all conditions to the consummation to the Offer will likely be satisfied or waived at the Expiration Date of the Offer.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                              AND MERGER SUBSIDIARY

               Parent and Merger Subsidiary jointly and severally hereby represent and warrant to the Company as follows:

               Section 5.1 Organization, Standing and Corporate Power. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Merger Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing (individually or in the aggregate) would not have, or be reasonably expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of Parent and its Subsidiaries taken as a whole, excluding effects from general economic conditions, general securities market conditions, conditions affecting Parent's industry generally or the announcement of this Agreement or the transactions contemplated hereby (a "Parent Material Adverse Effect"). Parent has delivered or made available to the Company complete and correct copies of its and Merger Subsidiary's Certificate of Incorporation and By-Laws, in each case as amended to the date of this Agreement.

               Section 5.2 Authority; Noncontravention; Filings and Consents.

               (a) Each of Parent and Merger Subsidiary has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Subsidiary. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and, assuming that this Agreement constitutes a legal, valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

               (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, (i) the Certificate of Incorporation or By-Laws of Parent or Merger Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in paragraph (c) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Subsidiary or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a Parent Material Adverse Effect, (y) impair the ability of Parent and Merger Subsidiary to perform their respective obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

               (c) No Consent by any Governmental Entity is required by or with respect to Parent or Merger Subsidiary in connection with the execution and delivery by Parent and Merger Subsidiary of this Agreement or the consummation by Parent or Merger Subsidiary of the transactions contemplated by this Agreement, except for (i) any additional filings required under the HSR Act and any applicable filings under similar foreign antitrust or competition laws and regulations, (ii) the filing with the SEC of (A) the Offer Documents, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Stock Option Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, (iii) such filings as may be required under state securities or "blue sky" laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate would not (x) have a Parent Material Adverse Effect, (y) impair the Parent's or Merger Subsidiary's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

               Section 5.3 Information Supplied. Neither the Offer Documents nor any of the information supplied or to be supplied by Parent or its Subsidiaries or representatives for inclusion or incorporation by reference in the Schedule 14D-9 or the Company Proxy Statement will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act or, in the case of the Company Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

               Section 5.4 Brokers. No broker, investment banker, financial advisor or other person, other than Salomon Smith Barney Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Stockholders Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

               Section 5.5 No Prior Activities; Assets of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby and activities, agreements or arrangements in connection with the transactions contemplated hereby, Merger Subsidiary has not and will not have (i) incurred, directly or indirectly through any of its subsidiaries or affiliates, any obligations or liabilities, (ii) engaged in any business or activities of any type or kind whatsoever or (iii) entered into any agreements or arrangements with any person.

               Section 5.6 Sufficient Funds. Either Parent or Merger Subsidiary has available, or has obtained commitment letters (copies of which have heretofore been provided to the Company) from financial institutions to borrow, sufficient funds to pay the Merger Consideration, to purchase the Notes pursuant to the Notes Tender Offers and to pay all fees and expenses related to the Merger.

               Section 5.7 No Vote Required. No vote of any class or series of Parent's or Merger Subsidiary's capital stock is necessary to approve this Agreement, the Offer, the Notes Tender Offers, the Merger or the other transactions contemplated hereby.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

               Section 6.1 Conduct of Business. The Company covenants and agrees that prior to the earlier of (i) the Effective Time and (ii) the time the directors designated by the Parent have been elected to, and shall constitute a majority of, the Company Board pursuant to Section 1.4 hereof (the "Appointment Date"), except (i) as expressly provided in this Agreement, (ii) as set forth in
Section 6.1 of the Company Disclosure Schedule, or (iii) as agreed in writing by Parent, after the date hereof:

               (a) the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time;

               (b) neither the Company nor any of its Subsidiaries shall (i) amend its Certificate of Incorporation or By-laws or similar organizational document, (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock (1) upon the exercise of Company Options outstanding on the date of this Agreement, (2) upon the exercise of Company Warrants outstanding on the date of this Agreement or (3) pursuant to the Rights Agreement), (iii) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (iv) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (v) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

               (c) neither the Company nor any of its Subsidiaries shall (i) incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (ii) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

               (d) neither the Company nor any of its Subsidiaries shall (i) incur or assume any indebtedness (either long-term or short-term), except indebtedness under the Company's revolving credit facilities that when added to all other outstanding indebtedness of the Company (as shown on Exhibit C, which shall be updated and delivered to the Parent from time to time pursuant to a request of the Parent) shall not exceed $985 million at any time prior to the Appointment Date, provided, that in no event shall any such indebtedness be used to purchase or repay any of the Notes (other than scheduled interest payments thereon); (ii) modify the terms of any indebtedness or other liability unless agreed to in writing by Parent (which agreement shall not be unreasonably withheld or delayed);

(iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except as described in Section 6.1(d) of the Company Disclosure Schedule and which are in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to or in wholly owned Subsidiaries of the Company), except in the ordinary course of business and consistent with past practice to employees for reasonable Company related expenses (e.g., reasonable travel advances and moving expenses); or (v) enter into any material commitment or transaction (including, but not limited to, any capital expenditure or purchase, sale or lease of assets or real estate), except capital expenditures no greater than $10 million in the aggregate between September 30, 2001 and March 15, 2002 and except for sales of inventory in the ordinary course of business and consistent with past practice;

               (e) neither the Company nor any of its Subsidiaries shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice;

               (f) except as shall be required by any applicable employment agreement or collective bargaining agreement in effect on the date hereof and set forth in Section 6.1(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or affiliates in the ordinary course of business consistent with past practice) or to persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees (except as permitted in Section 6.1(d)), affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;

               (g) neither the Company nor any of its Subsidiaries shall (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present (for the avoidance of doubt, nothing in this Section 6.1(g)(ii) shall prevent the Company from making ordinary payments of salary and fulfilling contractual obligations existing on the date hereof); or (iii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

               (h) neither the Company nor any of its Subsidiaries shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except policies providing coverage for losses not in excess of $100,000;

               (i) neither the Company nor any of its Subsidiaries shall enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with prior practices;

               (j) neither the Company nor any of its Subsidiaries shall pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries;

               (k) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

               (l) neither the Company nor any of its Subsidiaries will (i) change any of the accounting methods used by it unless required by GAAP, the Code or Regulation S-X promulgated under the Exchange Act or (ii) make any material election relating to taxes, change any material election relating to taxes already made, adopt any material accounting method relating to taxes, change any material accounting method relating to taxes unless required by GAAP or the Code, enter into any closing agreement relating to taxes, settle any claim or assessment relating to taxes or consent to any claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment;

               (m) neither the Company nor any of its Subsidiaries will take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer set forth in Annex I or any of the conditions to the Merger set forth in Article IX not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Subsidiary or the holders of Shares to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation;

               (n) neither the Company nor any of its Subsidiaries will plan, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries;

               (o) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing; and

               (p) the Company shall take all reasonable actions to obtain judicial approval of the Settlement Agreement.

               Section 6.2 State Takeover Statutes. The Company and the Company Board shall (i) take all reasonable actions necessary to ensure that no "fair price", "control share acquisition", "moratorium" or other anti-takeover statute, or similar statute or regulation, is or becomes applicable to this Agreement, the Stock Option Agreement or the Stockholders Agreement, or the Offer, the Merger or any of the other transactions contemplated hereby or thereby and (ii) if any "fair price", "control share acquisition", "moratorium" or other anti-takeover statute, or similar statute or regulation, becomes applicable to this Agreement, the Stock Option Agreement or the Stockholders Agreement, or the Offer, the Merger or any other transaction contemplated hereby or thereby, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby and thereby, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated hereby and thereby.

               Section 6.3 Access to Information. Subject to applicable law and upon reasonable request, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, full access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel (including for the purpose of interviewing such personnel in connection with the integration process) and records and their accountants' work papers and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (ii) a copy of each material tax return, report and information statement filed by it during such period, and (iii) all other information concerning its business, assets, properties and personnel as Parent may reasonably request; provided that no investigation pursuant to this Section 6.3 shall affect any representation or warranty given by the Company to Parent hereunder. Any investigation pursuant to this Section 6.3 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the Company. Unless otherwise required by law and until the Effective Time, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement. Following the execution of this Agreement, Parent and the Company shall cooperate with each other and make all reasonable efforts to minimize any disruption to the business which may result from the announcement of the transactions contemplated hereby.

               Section 6.4  No Solicitation by the Company.

               (a) Neither the Company nor any of its Subsidiaries or affiliates shall (and the Company shall cause the officers, directors, employees, representatives and agents of the Company, each of its Subsidiaries and each affiliate of the Company, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than Parent, any of its affiliates or representatives) concerning any Acquisition Proposal (defined below in Section 6.4(c)), except that nothing contained in this Section 6.4 or any other provision hereof shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company stockholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by Section 6.4(b), withdraw or modify, or propose to withdraw or modify, the Recommendations or its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if:

                   (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company Board relating to any such transaction which the Company Board determines in good faith, represents a superior transaction to the transactions contemplated hereby and which is not subject to the receipt of any necessary financing; and

                   (y) in the opinion of the Company Board such action is required to discharge the Company Board's fiduciary duties under applicable law, determined only after receipt of

                            (i) advice from the Company's investment banking
               firm that the Acquisition Proposal is superior, from a financial point of view, to the Offer and the Merger (which advice may include analysis of the enterprise value if the Company's Board has been advised by independent legal counsel that its fiduciary duties requires them to do so), and

                            (ii) advice from independent legal counsel to the
               Company that the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board to violate its fiduciary duties under applicable law.

The Company will promptly, but in any event within one business day, notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company, and the Company will promptly, but in any event within one business day, communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will immediately provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent.

               (b) Except as set forth below in this subsection (b), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the Recommendations or the approval by the Company Board or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Company Board may withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a Superior Proposal (as defined in Section 6.4(c)), or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth business day following Parent's receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms.

               (c) As used herein, "Acquisition Proposal" shall mean any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any of its Subsidiaries or 15% or more of any capital stock of the Company or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company. "Superior Proposal" shall mean an Acquisition Proposal which satisfies both subsection (x) and subsection (y) of Section 6.4(a).

               Section 6.5 Litigation. The Company shall give Parent the opportunity to participate (at Parent's own cost) in the defense of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, the Stock Option Agreement and the Stockholders Agreement.

               Section 6.6 Rights Agreement. Except as expressly required by this Agreement, the Company shall not, without the prior consent of Parent, amend the Rights Agreement or take any other action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate an Acquisition Proposal.

                                   ARTICLE VII

                    COVENANTS OF PARENT AND MERGER SUBSIDIARY

               Section 7.1 Indemnification. From and after the Effective Time, the Surviving Corporation will indemnify and hold harmless (including advancement of expenses) the current and former directors and officers of the Company and its wholly-owned Subsidiaries and Gaylord Container de Mexico, S.A. de C.V. (the "Indemnified Parties") in respect of claims made within six years following the Effective Time for acts or omissions occurring on or prior to the Effective Time to the extent provided in the Company's Certificate of Incorporation, By-Laws and indemnity agreements in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Parent will cause to be maintained for a period of not less than four years from the Effective Time, at Parent's election either (i) the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all Indemnified Parties, (ii) a new policy providing substantially similar coverage, or (iii) a "tail" policy on the Company's existing D&O Insurance, so long as the annual premium therefor would not be in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent, on terms and conditions substantially similar to the existing D&O Insurance. If the existing D&O Insurance cannot be maintained, expires or is terminated or canceled during such four-year period, Parent will use reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess 150% of the amount per annum the Company paid in its last full fiscal year, on terms and conditions substantially similar to the existing D&O Insurance. This Section 7.1 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties. This Section 7.1 shall not limit or otherwise adversely affect any rights any Indemnified Party may have under any agreement with the Company or under the Company's Certificate of Incorporation or By-Laws. If Parent, Merger Subsidiary or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent, Merger Subsidiary or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 7.1.

               Section 7.2 Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement (including ensuring that Merger Subsidiary will at the appropriate times have sufficient funds to consummate the Offer and the Merger) and to consummate the Offer, the Notes Tender Offers and the Merger on the terms and conditions set forth in this Agreement.

               Section 7.3  Employees.

               (a) During the period commencing on the Effective Time and ending on the first anniversary thereof, Parent shall cause the Surviving Corporation to provide employees of the Company and the Company's Subsidiaries who were employees of the Company or the Company's subsidiaries immediately before the Effective Time with employee benefits that are substantially no less favorable in the aggregate than either those currently provided by the Company and the Company's Subsidiaries to such employees as of the date of this Agreement or those provided from time to time by Parent and its Subsidiaries to their other similarly situated employees; provided, however, that, during such one-year period, the benefit provided to any such employee under any tax-qualified defined benefit pension plan in which the employee participates shall be no less than that determined under the formula in effect under the Gaylord Container Retirement Plan as in effect on the date hereof taking into account both (i) the years of service recognized for such employee under such Retirement Plan as of the Closing Date and (ii) such employee's service with Parent, the Surviving Corporation, or any Subsidiary of Parent after the Closing Date during such one-year period; provided, further, that nothing in this Section 7.3 shall restrict Parent's or the Surviving Corporation's ability to change any Benefit Plans in the future.

               (b) To the extent that any benefit would become payable in respect of consummation of the Offer under any Benefit Plan required to be disclosed in Section 4.12(m) of the Company Disclosure Schedule, the Company shall, prior to any initial acceptance for payment of Shares in the Offer, take all actions necessary: (i) to the extent it may unilaterally do so, to amend all such Benefit Plans to provide that any benefit that would have been required to be paid in respect of the Offer will instead become payable in respect of the Merger; (ii) to the extent not amended under the preceding clause (i), to amend all Benefit Plans with respect to each individual listed on Section 7.3(b)(ii) of the Company Disclosure Schedule such that any benefit that would have been required to be paid in respect of the Offer will instead become payable in respect of the Merger; (iii) to amend the Company's Supplemental Executive Retirement Plan and the phantom stock grants to the extent such Benefit Plans apply to any individuals not listed on Section 7.3(b)(ii) of the Company Disclosure Schedule, such that any benefit that would have been required to be paid in respect of the Offer will instead become payable in respect of the Merger, but, with respect to the Supplemental Executive Retirement Plan, providing such individuals with a payment for the time value of money in respect of the period between the Offer and the Merger using a discount rate based on U.S. treasuries with the most comparable maturities such that no benefit under that plan has been reduced (provided that nothing in this Agreement shall prohibit the Company from continuing to make periodic payments under and in accordance with the Supplemental Executive Retirement Plan to any individual listed on Section 7.3(b)(iii) of the Company Disclosure Schedule who is receiving such periodic payments as of the date of this Agreement until such time as such individual's benefit is paid out in full by reason of the consummation of the Merger); and (iv) to use commercially reasonable efforts to obtain the consent of each affected individual to amend the Company's Management Incentive Plan and each Severance Compensation Agreement (as amended) with respect to such individual, to the extent it applies to any individuals not listed on Section 7.3(b)(ii) of the Company Disclosure Schedule, such that any benefit that would have been required to be paid in respect of the Offer will instead become payable in respect of the Merger (it being understood that the failure to obtain the consent of any such beneficiary, after a good faith effort, shall not be deemed a breach of this clause (iv)). After the Appointment Date and prior to the Effective Date, Parent agrees not to, and to cause the Company not to, terminate the employment of any of the individuals listed in
Section 7.3(b)(iv) of the Company Disclosure Schedule or any individual who consents to the amendments described in clause (iv) above. In addition, the Company shall (and shall cause the individuals listed on Section 7.3(b)(v) of the Company Disclosure Schedule to agree prior to consummation of the Offer (it being understood that the failure of any such individual to execute such agreement shall not be construed as a willful breach by the Company of this covenant so long as the Company has made good faith efforts to satisfy this covenant)) to enter into an agreement to (i) modify such individuals' rights under certain employment arrangements and severance agreements of, and the Company's Supplemental Executive Retirement Plan and Supplemental Retirement Plan with respect to, each individual listed on Section 7.3(b)(v) of the Company Disclosure Schedule, to reduce, in the amounts set forth in Section 7.3(b)(v) and by an aggregate amount of at least $16,895,606, the benefits that they would be entitled to receive under such agreements and plans in respect of the Merger or in respect of the Merger in connection with another event (as such agreements or plans are amended in accordance with this Section 7.3(b)) without causing any other benefit available to such individual to be increased, and (ii) make payable at the consummation of the Merger all obligations (as if the employment of all such individuals listed on Section 7.3(b)(v) of the Company Disclosure Schedule who are employees of the Company is terminated at such time) under such agreements and plans, as amended in accordance with this Section 7.3(b), provided that the aggregate amount of such payments does not exceed $23.3 million.

               (c) From and after the Effective Time, Surviving Corporation and its wholly-owned Subsidiaries, as applicable, shall honor each Benefit Plan that provides for severance (including without limitation change of control and termination agreements) in accordance with its terms (as amended in accordance with subsection (b) above, if applicable); provided that nothing in this subsection (c) shall prevent Parent or the Surviving Corporation from causing such Benefit Plan to be amended or terminated in accordance with its terms.

               (d) For purposes of any employee benefit plan or arrangement maintained by Parent, the Surviving Corporation or any Subsidiary of Parent, Parent shall recognize (or cause to be recognized) service with the Company and the Company's Subsidiaries and any predecessor entities (and any other service credited by the Company under similar benefit plans) for purposes of vesting and eligibility to participate; provided that the retirement benefit shall be calculated as provided in Section 7.3(a) hereof.


                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

               Section 8.1 Stockholder Approval; Preparation of Company Proxy Statement. (a) If approval of the Company's stockholders is required by applicable law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, the Company shall, as promptly as practicable following the acceptance of Shares pursuant to the Offer, prepare and file with the SEC the Company Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC will be made by the Company without providing the Parent with a reasonable opportunity to review and comment thereon. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Company Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

               (b) If approval of the Company's stockholders is required by applicable law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, the Company shall as promptly as practicable following the acceptance of Shares pursuant to the Offer duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of considering and taking action upon this Agreement and the Merger. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting (other than for the absence of a quorum) without the consent of Parent. Subject to the Company's right, pursuant to Section 6.4(b) hereof, to withdraw or modify the Recommendations, the Company Board shall include in the Company Proxy Statement a copy of the Recommendations as such Recommendations pertain to the Merger and this Agreement. Notwithstanding the foregoing, the Company Board shall submit this Agreement and the Merger for approval to the Company's stockholders whether or not the Company Board determines in accordance with Section 6.4(b) after the date hereof that this Agreement and the Merger are no longer advisable and recommends that the stockholders of the Company reject it. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of this Agreement and the Merger and shall take all other actions necessary or advisable to secure the vote or consent of stockholders required by the DGCL to effect the Merger.

               (c) Notwithstanding the foregoing clauses (a) and (b) above, in the event that Merger Subsidiary shall acquire at least 90% of the outstanding Shares in the Offer, the parties hereto shall take all necessary actions to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

               Section 8.2  HSR Act Filings; Reasonable Efforts; Notification.
(a) To the extent any additional filings are required under the HSR Act or any other Antitrust Laws (as defined in Section 8.2(b)), each of Parent and the Company shall (i) promptly make or cause to be made the filings required of such party or any of its Subsidiaries under the HSR Act and any other Antitrust Laws with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Stockholders Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act or such other Antitrust Laws for additional information, documents, or other material received by such party or any of its Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings, the Offer, the Merger or such other transactions, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws with respect to any such filing, the Offer, the Merger or such other transactions. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings, the Offer, the Merger or such other transactions. Neither party shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

               (b) Each of Parent and the Company shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Offer, the Merger or any other transactions provided for in this Agreement, the Stock Option Agreement or the Stockholders Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders, decrees or other form of law that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of competition (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Offer, the Merger or any other transactions provided for in this Agreement or the Stockholders Agreement as violative of any Antitrust Law, and, if by mutual agreement, Parent and the Company decide that litigation is in their best interests, each of Parent and the Company shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Offer, the Merger or any such other transactions. Each of Parent and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Offer, the Merger and such other transactions as promptly as possible after the execution of this Agreement.

               (c) Each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Notes Tender Offers, the Merger, and the other transactions contemplated by this Agreement and the Stockholders Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the preparation of the Offer Documents, the Schedule 14D-9 and, if necessary, the Company Proxy Statement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Stockholders Agreement.

               (d) Notwithstanding anything to the contrary in Section 8.2(a),
(b) or (c), (i) neither Parent nor any of its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, (ii) neither Parent nor any of its Subsidiaries shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Parent Material Adverse Effect, (iii) neither the Company nor its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Company Material Adverse Effect, (iv) no party shall be required to agree to the imposition of or to comply with, any condition, obligation or restriction on Parent or any of its Subsidiaries or on the Surviving Corporation or any of its Subsidiaries of the type referred to in subclause (iii) or (iv) of clause (a) of Annex I, and (v) neither Parent nor Merger Subsidiary shall be required to waive any of the conditions to the Offer set forth in Annex I and none of the Parent, Merger Subsidiary or the Company shall be required to waive any of the conditions to the Merger set forth in Article IX.

               (e) The Company shall give prompt notice to Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

               (f) The Company shall give prompt notice to Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of:

                   (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions

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

contemplated by this Agreement, the Stock Option Agreement or the Stockholders Agreement;

                   (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, the Stock Option Agreement or the Stockholders Agreement; and

                   (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to Article IV or which relate to the consummation of the transactions contemplated by this Agreement, the Stock Option Agreement or the Stockholders Agreement.

               Section 8.3 Public Announcements. Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer, the Notes Tender Offers and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be a joint press release acceptable to Parent and the Company.

               Section 8.4 Confidentiality. Until the termination of this Agreement, each of Parent and the Company agree to, and will cause its Representatives (defined in the Confidentiality Agreement, dated January 19, 2000 (the "Confidentiality Agreement"), between Parent and the Company) to continue to be bound by the terms of the Confidentiality Agreement (as if such agreement were still in full force and effect).

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

               Section 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date of each of the following conditions:

               (a) Stockholder Approval. If required by the DGCL, this Agreement and the Merger shall have been approved and adopted by the Company Stockholder Vote.

               (b) Purchase of Shares in the Offer. Merger Subsidiary shall have accepted for payment and purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

               (c) HSR Approval. The applicable waiting period under the HSR Act and any applicable foreign antitrust or competition laws and regulations shall have expired or been terminated.

               (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing or prohibiting consummation of the Merger.

                                    ARTICLE X

                                   TERMINATION

               Section 10.1 Termination. The transactions contemplated by this Agreement may be terminated or abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

               (a) Subject to Section 1.4(c), by the mutual written consent of Parent and the Company;

               (b) By either of the Company or Parent:

                   (i) if (x) the Offer shall have been terminated or expired without any Shares being purchased pursuant thereto or (y) Merger Subsidiary shall not have accepted for payment any Shares pursuant to the Offer by March 15, 2002; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Merger Subsidiary to purchase the Shares pursuant to the Offer on or prior to such date; or

                   (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

               (c) By the Company:

                   (i) in connection with entering into a definitive agreement as permitted by Section 6.4(b), provided the Company has complied with all provisions thereof, including the notice provisions therein, and that the Company makes simultaneous payment to Parent of funds as required by Section 11.1(b); or

                   (ii) if Parent or Merger Subsidiary shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 10 days after the giving of written notice of such breach to Parent or Merger Subsidiary, as applicable.

               (d) By Parent:

                   (i) if, prior to the purchase of Shares by Merger Subsidiary pursuant to the Offer, the Company Board shall have withdrawn, modified or changed in a manner adverse to Parent or Merger Subsidiary the Recommendations or its approval of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, Merger Subsidiary or their affiliates; or

                   (ii) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in paragraph (f) or (g) of Annex I hereto; or

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

                   (iii) the Offer is not commenced within 5 business days after the first public announcement of this Agreement because of the failure of any of the conditions set forth in Annex I being satisfied.

               Section 10.2 Effect of Termination. In the event of the termination or abandonment of the transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the transactions is made, and there shall be no liability on the part of the Parent, Merger Subsidiary or the Company except
(A) for fraud or willful breach of this Agreement prior to such termination or abandonment of the transactions and (B) as set forth in Section 11.1.

                                   ARTICLE XI

                               GENERAL PROVISIONS

               Section 11.1 Fees and Expenses.

               (a) Except as specifically provided to the contrary in this Agreement, including Section 11.1(b), all costs and expenses incurred in connection with this Agreement and the consummation of the transactions shall be paid by the party incurring such expenses.

               (b) In the event that:

                   (i) the Company shall terminate or abandon the transactions pursuant to Section 10.1(c)(i); or

                   (ii) (x) either the Company or Parent terminates or abandons the transactions pursuant to Section 10.1(b)(i) and prior thereto there shall have been publicly announced another Acquisition Proposal; or (y) Parent shall terminate or abandon the transactions pursuant to Section 10.1(d)(i) or (ii);

then the Company shall pay to Parent an amount equal to $20 million (the "Termination Fee") plus an amount equal to Parent's actual and reasonably documented out-of-pocket fees and expenses incurred by Parent and Merger Subsidiary in connection with the Offer, the Notes Tender Offers, the Merger, this Agreement and the consummation of the transactions contemplated hereby up to a maximum amount of $2.5 million in the aggregate (the "Expense Reimbursement"). The Termination Fee and Expense Reimbursement shall be paid in same day funds concurrently with the execution of an agreement referred to in

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

subsection (i) above or in the case of clause (ii) above no later than the date of consummation of any Acquisition Proposal within 12 months of the termination of this Agreement; provided, however, if an Acquisition Proposal is not consummated within 12 months of the termination of this Agreement, no such payments required by clause (ii) above shall be required to be paid. Notwithstanding anything herein to the contrary, no Termination Fee or Expense Reimbursement shall be payable if Parent or Merger Subsidiary was in material breach of its representations, warranties or obligations under this Agreement at the time its right to terminate this Agreement accrued.

               Section 11.2 Amendment and Modification. Subject to applicable law and Section 1.4(c), this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.4(c)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

               Section 11.3 Extension; Waiver. Subject to Section 1.4(c), at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 11.2, waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by each of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

               Section 11.4 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 11.4 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

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

               Section 11.5 Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by telecopy (with copies by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to Parent or Merger Subsidiary, to

                   Temple-Inland Inc.
                   303 South Temple Drive
                   Diboll, TX  75941
                   Attention: M. Richard Warner
                   Fax: 936-829-3333

                   with a copy to (which shall not constitute notice):

                   Skadden, Arps, Slate, Meagher & Flom LLP
                   1440 New York Avenue, N.W.
                   Washington, DC 20005
                   Attention: Stephen W. Hamilton, Esq.
                   Fax: 202-393-5760

               (b) if to the Company, to

                   Gaylord Container Corporation
                   500 Lake Cook Road
                   Suite 400
                   Deerfield, IL 60015
                   Attention: Daniel P. Casey
                   Fax: 847-405-5628

                   with a copy to (which shall not constitute notice):

                   Kirkland & Ellis
                   200 East Randolph Drive
                   Chicago, IL 60601
                   Attention: William S. Kirsch, P.C.
                              John A. Schoenfeld
                   Fax: 312-861-2200


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

               Section 11.6 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". References herein to the "knowledge of the Company" shall mean the knowledge of the executive officers of the Company after reasonable inquiry.

               Section 11.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

               Section 11.8 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Stock Option Agreement, the Stockholders Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Section 7.1 are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder.

               Section 11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

               Section 11.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; any instrument purporting to make such assignment shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

               Section 11.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

               Section 11.12 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

       IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        TEMPLE-INLAND INC.



                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:



                                        TEMPLE-INLAND ACQUISITION
                                        CORPORATION



                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:



                                        GAYLORD CONTAINER CORPORATION



                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                                                         Annex I


          Certain Conditions of the Offer. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Merger Subsidiary's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement), Merger Subsidiary shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Subsidiary's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act or any applicable foreign antitrust or competition laws has not expired or terminated,
(ii) the Minimum Stock Condition has not been satisfied, (iii) the Minimum Note Condition has not been satisfied, or (iv) at any time on or after the date of the Agreement and before the acceptance for payment of Shares, any of the following events shall occur and be continuing:

               (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or impose any material limitations on Parent's or Merger Subsidiary's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or Merger Subsidiary or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or Merger Subsidiary of any Shares under the Offer or pursuant to the Stock Option Agreement or the Stockholders Agreement or the acquisition by Parent or Merger Subsidiary of any Notes pursuant to the Notes Tender Offers, seeking to restrain or prohibit the making or consummation of the Offer, the Merger, the Notes Tender Offers or the performance of any of the other transactions contemplated by the Merger Agreement, the Stock Option Agreement, the Stockholders Agreement or the agreements and documents governing the Notes Tender Offers, or seeking to obtain from the Company, Parent or Merger Subsidiary any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Merger Subsidiary, or rendering Merger Subsidiary unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger or some or all of the Notes pursuant to the Notes Tender Offers, (iv) seeking to impose material limitations on the ability of Merger Subsidiary or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders or to exercise full rights of ownership of the Notes, or
(v) which otherwise is reasonably likely to have a Company Material Adverse Effect; or

               (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

               (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or in the Nasdaq National Market, for a period in excess of three hours (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index for a period of less than two days and suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions),
(ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions,
(v) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

               (d) there shall have occurred a Company Material Adverse Effect, and in considering whether a Company Material Adverse Effect has occurred, Parent or Merger Subsidiary may consider any items that would or should have been included in a Section of the Company Disclosure Schedule had the related representation and warranty been given as of the date of the Merger Agreement and as of the date of expiration of the Offer and not as of some other date (regardless of whether such items were disclosed to Parent, Merger Subsidiary or publicly (in an SEC filing or otherwise) subsequent to such other date); or

               (e) the Company Board or any committee thereof (i) shall have withdrawn, modified or changed in a manner adverse to Parent or Merger Subsidiary its approval or recommendation of the Offer, the Merger Agreement or the Merger, (ii) shall have recommended the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, Merger Subsidiary or their affiliates, or (iii) shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, Merger Subsidiary or their affiliates; or

               (f) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Merger Agreement and as of the date of the expiration of the Offer (without regard in each case to any other date for which any of the representations and warranties are explicitly made), such that the aggregate effect of all such breaches of representations and warranties shall have had or is reasonably likely to have a Company Material Adverse Effect and such breach has not been cured within 10 days after Parent gives written notice thereof to the Company or the representations and warranties set forth in Sections 4.12(m) and 4.15 and the last sentence of Section 4.11 of the Merger Agreement shall not be true and correct; or

               (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement and such breach has not been cured within 10 days after Parent gives written notice thereof to the Company; or

               (h) all consents necessary to the consummation of the Notes Tender Offers, the Offer or the Merger including, without limitation, consents from parties to loans, contracts, leases or other agreements shall not have been obtained, other than consents the failure of which to obtain would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole; or

               (i) the Merger Agreement shall have been terminated in accordance with its terms; or

               (j) the Company shall not have delivered documents satisfactory to the Parent evidencing that the Company's obligations in respect of (i) the benefits disclosed in Attachment 4.12(m)(i) of the Company Disclosure Schedule, following the amendments to such benefits required by the final sentence of
Section 7.3(b), do not exceed $39 million and (ii) broker's and advisory fees as referred to in Section 4.15 do not exceed $10.2 million; or

               (k) Parent shall have determined by delivery of written notice to the Company within ten days of the date hereof that the 60-Day Notice of Intent to Sue Under California Health and Safety Code sent by the Citizens for Responsible Business on December 27, 2001, Inc. to the Company's former California East mill and Antioch boxplant, referenced on Section 4.17 of the Company Disclosure Schedule, could reasonably result in a potential liability (whether by an adverse judgement, civil fines, settlement, remediation or retooling in lieu of providing any public notice or as part of a settlement or an adverse judgement, any combination thereof or otherwise, including follow-on suits) in an amount in excess of $5 million;

which in the sole judgment of Parent or Merger Subsidiary, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Merger Subsidiary) giving rise to such condition makes it inadvisable to proceed with the Notes Tender Offers or the Offer and/or with such acceptance for payment of or payment for Shares.

          The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary, may be waived by Parent or Merger Subsidiary, in whole or in part, at any time and from time to time in the sole discretion of Parent or Merger Subsidiary. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


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